MPAM FUNDS TRUST

                                 RULE 18F-3 PLAN


        Rule 18f-3 under the Investment Company Act of 1940, as amended, requires that the Board of an investment company desiring to offer multiple classes of shares pursuant to said Rule adopt a plan setting forth the differences among the classes with respect to shareholder services, distribution arrangements, expense allocations and any related conversion features or exchange privileges.

        The Board of Trustees, including a majority of the non-interested Trustees, of MPAM Funds Trust (the "Trust"), with respect to each of the series thereof listed on Schedule A attached hereto (individually, the "Fund" and collectively, the "Funds"), which desires to offer multiple classes, has determined that the following plan is in the best interests of each class individually and the Fund as a whole:

        1. CLASS DESIGNATION: Fund shares shall be divided into two share classes designated as "MPAM" shares and "Investor" shares.

        2. DIFFERENCES IN AVAILABILITY: (a) MPAM shares shall be offered only to: (i) Mellon Private Asset Management clients that maintain qualified fiduciary, custody or other accounts with Mellon Bank, N.A. ("Mellon Bank") or Boston Safe Deposit and Trust Company ("Boston Safe"), or their bank affiliates (collectively, "MPAM Clients"); (ii) MPAM Balanced Fund, for investments by that Fund; (iii) Trustees of the Trust; (iv) persons or entities who are not MPAM Clients but hold shares of a Fund on the day prior to the Effective Time as specified in Section 7 hereof ("Existing Individual Clients") and who, therefore, are permitted by this plan to continue to purchase and hold MPAM shares of that Fund for then-existing accounts ("Existing Accounts"), to exchange into MPAM shares of other Funds, and to purchase additional MPAM shares


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of Funds into which they exchange; and (v) holders of Restricted class shares of
Dreyfus Disciplined Intermediate Bond Fund who receive MPAM shares of MPAM Bond Fund upon the merger of those two funds and who, therefore, will be permitted by this plan to continue to purchase and hold MPAM shares of MPAM Bond Fund, to exchange into MPAM shares of other Funds, and to purchase additional MPAM shares of Funds into which they exchange.

        (b) Investor shares shall be offered only to: (i) MPAM Clients who terminate their relationship with Mellon Bank or Boston Safe, or their bank affiliates, and who wish to continue to hold shares of a Fund; (ii) individuals or entities who are not MPAM Clients, but who receive a transfer of MPAM Fund shares from an MPAM Client (except as provided in Section 2(a)(iv) above for Existing Individual Clients for their Existing Accounts); (iii) holders of shares of Dreyfus Disciplined Smallcap Stock Fund who are not MPAM Clients and who receive Investor shares of MPAM Small Cap Stock Fund upon the merger of those two funds and who, therefore, will be permitted by this plan to continue to purchase and hold Investor shares of MPAM Small Cap Stock Fund, to exchange into Investor shares of other Funds, and to purchase additional Investor shares of Funds into which they exchange; (iv) holders of Investor class shares of Dreyfus Disciplined Intermediate Bond Fund who receive Investor shares of MPAM Bond Fund upon the merger of those two funds and who, therefore, will be permitted by this plan to continue to purchase and hold Investor shares of MPAM Bond Fund, to exchange into Investor shares of other Funds, and to purchase additional Investor shares of Funds into which they exchange; and (v) prior to the Effective Time specified in Section 7 hereof, and solely for the limited purpose of facilitating organization of the classes of shares provided for in this plan, an affiliate, employee or officer of Mellon Bank, a Fund, its investment adviser or an affiliate thereof.



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        3. DIFFERENCES IN SERVICES: Investor shares of each Fund shall be subject to an annual service fee at the rate of up to 0.25% of the value of the average daily net assets of Investor class shares pursuant to a Shareholder Services Plan. Holders of Investor shares of a Fund, and holders of MPAM shares of a Fund who are not MPAM Clients, shall have the benefit of certain other privileges and services as set forth, from time to time, in the Funds' Prospectus and Statement of Additional Information.

        4. EXPENSE ALLOCATION: The following expenses shall be allocated, to the extent practicable, on a class-by-class basis: (a) fees under the Shareholder Services Plan, which shall be allocated to Investor shares; (b) printing and postage expenses payable by the Funds related to preparing and distributing materials, such as Shareholder reports, prospectuses and proxies, to current shareholders of a specific class; (c) litigation or other legal expenses relating solely to a specific class; (d) transfer agent fees identified by the Funds' transfer agent as being attributable to a specific class; and (e) Trustees' fees incurred as a result of issues relating to a specific class.

        5. EXCHANGE PRIVILEGES: Shares of a class shall be exchangeable only for shares of the same class of another Fund of the Trust.

        6. CONVERSION FEATURE: MPAM shares shall automatically convert to Investor shares: (a) if the holder of the MPAM shares ceases to be a person or entity to whom MPAM shares may be offered pursuant to Section 2(a) of this plan, in which case conversion shall occur when the holder ceases to be such a person or entity; or (b) if the holder of the MPAM shares directs that such shares be transferred to a person or entity who is not an MPAM Client (other than an Existing Individual Client for his or her Existing Account), in which case conversion shall occur upon such transfer.



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        7. EFFECTIVE TIME AND TRANSITION. This plan shall become effective concurrently with the effectiveness of a Post-Effective Amendment to the Trust's Registration Statement filed with the Securities and Exchange Commission for the purpose of registering Investor shares of the Funds (the "Effective Time"); provided that, if deemed appropriate by management of any Fund upon the advice of counsel to facilitate the establishment of Investor class shares of such Fund, those provisions of this plan necessary to authorize the establishment and issuance of Investor class shares of such Fund as provided in Section 2(b)(v) hereof may become effective at any time upon execution of certificate to that effect by the President, Secretary or other appropriate officer of the Trust. At the Effective Time, outstanding shares of each Fund, other than any shares issued prior to the Effective Time pursuant to the proviso in the preceding sentence, shall be designated as MPAM shares.



Adopted:  May 9, 2001


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                                   SCHEDULE A


MPAM LARGE CAP STOCK FUND
MPAM INCOME STOCK FUND
MPAM MID CAP STOCK FUND
MPAM SMALL CAP STOCK FUND
MPAM INTERNATIONAL FUND
MPAM EMERGING MARKETS FUND
MPAM BOND FUND
MPAM INTERMEDIATE BOND FUND
MPAM SHORT-TERM U.S. GOVERNMENT SECURITIES FUND
MPAM NATIONAL INTERMEDIATE MUNICIPAL BOND FUND
MPAM NATIONAL SHORT-TERM MUNICIPAL BOND FUND
MPAM PENNSYLVANIA INTERMEDIATE MUNICIPAL BOND FUND
MPAM BALANCED FUND




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